Exhibit 21

First Bancorp and Subsidiaries
List of Subsidiaries of Registrant

Name of Subsidiary and Name under Which Subsidiary Transacts Business	State of Incorporation	Address of Subsidiary
First Bank (1)	North Carolina	300 SW Broad Street Southern Pines, North Carolina 28387
First Bancorp Capital Trust II	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387
First Bancorp Capital Trust III	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387
First Bancorp Capital Trust IV	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387
Carolina Capital Trust	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387
New Century Statutory Trust I	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387
GrandSouth Capital Trust I	Delaware	300 SW Broad Street Southern Pines, North Carolina 28387

(1) First Bank has three wholly owned subsidiaries –

First Troy SPE, LLC, a North Carolina corporation located at 300 SW Broad Street, Southern Pines, North Carolina 28387 (I.R.S. Employer Identification Number 56-0132230).

SBA Complete, Inc., a California corporation located at 550 Continental Boulevard, Suite 120, El Segundo, California 90245 (I.R.S. Employer Identification Number 45-2516664).

Magnolia Financial, Inc., a South Carolina corporation located at 187 W. Broad Street, Spartanburg, South Carolina 29306 (I.R.S. Employer Identification Number 57-0661930).